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Exhibit 23.2

               CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Independent Bankshares, Inc. on Form S-8 of our report dated February 5, 1996, on our audits of the consolidated financial statements of Independent Bankshares, Inc. as of December 31, 1995 and 1994, and for the years then ended, which report is incorporated by reference in this Form S-8.

/s/ Coopers & Lybrand L.L.P.

Fort Worth, Texas
June 28, 1996